AMERICAN FINANCIAL
REALTY TRUST

Muriel Lange Investor Relations (215) 887-2280 (X3620) Email: mlange@afrt.com	Anthony DeFazio Media Relations (215) 887-2280 (X2919) Email: adefazio@afrt.com

American Financial Realty Trust
Announces Sale of Properties for $301 Million

Sale Demonstrates Market Appeal for Long Term Credit Leased Properties

JENKINTOWN, Pa., February 24, 2006 – American Financial Realty Trust (AFR) (NYSE: AFR), announced today that it has entered into an agreement of sale with Resnick Development Corp., a subsidiary of Jack Resnick & Sons, Inc., a premier owner, builder and manager of more than five million square feet of commercial and residential New York real estate, to sell five 100% occupied, net leased properties for a sale price of $301 million, before transactions and closing costs. Among other adjustments, at closing the purchaser will reimburse the Company for approximately $16.0 million in loan defeasance and prepayment costs, which results in an implied cap rate on the sale of approximately 6.70%.

The properties to be sold by the Company, which aggregate approximately 1.16 million square feet of rentable area, include 215 Fremont Street, San Francisco, California, an approximately 373,000 square foot office building that is leased to Charles Schwab & Co., Inc., Condominium Unit #1 at 123 S. Broad Street, Philadelphia Pennsylvania, an approximately 256,000 square foot commercial condominium unit that is leased to Wachovia Bank, National Association, and three operations centers located in Meridian, Idaho, Louisville, Kentucky and McLeansville, North Carolina, aggregating approximately 530,000 square feet, that are leased to Citicorp North America, Inc. The sale price is approximately $260 per square foot and will result in a GAAP gain to the Company of approximately $42.5 million, net of estimated closing costs. The transaction is expected to close early in the second quarter 2006. The Company will retain the property management on the 123 South Broad condominium unit and be granted rights of first offer to reacquire all of the properties.

Dave Nettina, chief financial officer and chief real estate officer at American Financial said, “The sale of this geographically diverse portfolio of assets demonstrates the high degree of market appeal for long-term credit-leased properties and the opportunities available to American Financial to harvest shareholder value, while creating reinvestment capital for future accretive acquisitions.” Mr. Nettina continued, “We believe there is significant untapped value inherent in our assets. The sale of this group of properties demonstrates the repositioning of the Company’s balance sheet and the ability to recycle capital we can redeploy into higher yielding assets for continued growth.”

The company will discuss the transaction during its previously scheduled earning call at 11:00 AM ET, February 27, 2006, but not before then.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “expects,” “anticipates,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company’s ability to maintain and increase occupancy; the Company’s ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company’s ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.